EXHIBIT 99.1

Recruiter.com Group, Inc. Announces Rebranding and Company Name Change to Nixxy, Inc.

Bristol, CT – September 30, 2024 – Recruiter.com Group, Inc. (NASDAQ: RCRT) (the “Company”) today announced a major rebranding to reflect the Company’s continuing evolution, including a corporate name change to Nixxy, Inc. effective October 1, 2024. In addition, the Company’s common stock will trade on the Nasdaq Stock Market under the new ticker symbol “NIXX” effective October 1, 2024.   The Company’s warrants will also trade then under the new symbol “NIXXW.”

As part of the name change and the new stock ticker symbol (NIXX), the Company will soon relaunch a new website, new company logo, and associated icon.

The Company will provide further updates regarding its ongoing transition as appropriate.

About Recruiter.com Group, Inc.

Recruiter.com Group, Inc. (NASDAQ: RCRT) is a publicly traded company dedicated to providing innovative technology-enabled solutions and services. As part of an ongoing restructuring, the Company is focused on optimizing its operations to better serve its stakeholders. Through its continued efforts to streamline and enhance its offerings, Recruiter.com Group, Inc. aims to deliver value-driven results for businesses and investors alike. Visit https://investors.recruiter.com for more information and filings.

Contact:

Recruiter.com Group, Inc.

123 Farmington Avenue, Suite 252

Bristol, CT 06010

Phone: (855) 931-1500

Email: investors@recruiter.com

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined under applicable securities laws, including, without limitation, statements regarding the completion of the planned CognoGroup spinout, ongoing restructuring efforts, expected future operations, and anticipated partnerships or collaborations. These forward-looking statements reflect the Company’s current views about future events and are subject to certain risks, uncertainties, and assumptions. Actual results, performance, or achievements may differ materially from those described or implied by these statements. Factors that could cause actual results to differ include but are not limited to, general economic conditions, changes in market conditions, the Company’s ability to execute its restructuring plan, legal or regulatory changes, and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission (SEC), including the latest Annual Report on Form 10-K and subsequent filings. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

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Risks and Uncertainties

We advise readers that these forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to differ significantly from those expressed or implied. Such risks include, but are not limited to, market conditions, competition, and regulatory changes, as well as those items mentioned in our latest filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

Third-Party Information

We do not endorse or accept any responsibility for third-party projections or data referenced in this press release. Any reliance on such information is at the user's own risk.

Disclaimer

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. Any offers, solicitations, or recommendations to purchase or sell securities will be made only through appropriate legal documentation and only in jurisdictions where such offers, solicitations, or recommendations are legally permitted. The Company makes no representations or warranties about the accuracy or completeness of the information contained in this press release, and any reliance on this information is strictly at your own risk.

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